Exhibit 99.1

INVESTOR CONTACT: Wendy Wilson Investor Relations +1 281-974-0155
Orion Engineered Carbons S.A. Announces
First Quarter 2020 Financial Results

Houston, TX - May 7, 2020 - Orion Engineered Carbons S.A. (NYSE: OEC), a global supplier of specialty and high-performance carbon black, today announced its first quarter 2020 financial results.
First Quarter 2020 Highlights
•Rapidly implemented business continuity plan and took actions to protect our employees and our production capability, support our customers, ensure supply chain stability and enhance our financial standing
•Enhanced financial flexibility by suspending dividend and bolstering cash position
•Net sales of $336.0 million compared to $384.7 million in the first quarter of 2019
•Net Income of $18.0 million and basic EPS of $0.30 compared to $19.0 million and $0.32 in the first quarter of 2019
•Adjusted EBITDA1 of $63.8 million compared to $64.6 million in the first quarter of 2019
•Adjusted Net Income of $26.6 million and Adjusted EPS1 of $0.44 compared to $23.8 million and $0.40 in the first quarter of 2019
•Leverage ratio of 2.49x LTM Adjusted EBITDA compared to 2.28x at year-end 2019
1 See below for a reconciliation of non-GAAP financial measures to the most directly comparable U.S. GAAP measures
“I would like to thank our people for their dedication in the face of the pandemic. Our first priorities were the safety of our people and supporting our customers. The team implemented numerous COVID-19 driven safety protocols and actions with speed. As a result, during the quarter, we were able to run every Orion plant: in China, Korea, Italy, the U.S. – all of them – to support our customers. Where demand slowed our people have been flexible allowing us to drive operational and safety improvements with everyone pitching in. Against the backdrop of this extraordinary time, our teams also made time to support health care workers in our communities with personal protection equipment donations.

“Orion executed well in the first quarter and we were on track for strong financial results until the latter half of March when many tire customer plants shut down. Still, we delivered Adjusted EBITDA of $63.8 million despite the shutdowns, an abrupt halt in consumer spending and miles driven and a sharp decline in oil prices. In response to COVID-19, we acted swiftly by implementing our pandemic business continuity plan, taking action to protect our employees and production capability, support customer relationships, ensure supply chain stability and strengthen our financial standing,” said Mr. Corning Painter, Chief Executive Officer.

“While uncertainties continue, society will emerge from this, and our end markets will rebound. In particular, we believe driving is going to be a popular mode of transportation and we are working to be stronger than ever to serve our customers.”

First Quarter 2020 Overview

ORION ENGINEERED CARBONS
	Q1 2020	Q1 2019	Y/Y Change in %
	(in USD million, unless stated otherwise)
Volume (kmt)	235.1	262.8	(10.5)%
Net sales	336.0	384.7	(12.7)%
Income from Operations (EBIT)	37.5	34.7	8.2%
Net Income	18.0	19.0	(4.9)%
Contribution Margin	131.9	136.3	(3.3)%
Contribution Margin per metric ton	560.8	518.7	8.1%
Adjusted EBITDA	63.8	64.6	(1.1)%
Basic EPS (1)	0.30	0.32	(0.02)
Adjusted EPS (2)	0.44	0.40	0.04
Notes:
(1)Basic EPS calculated using Net Income and weighted number of shares outstanding in the respective quarter.
(2)Adjusted EPS calculated using Net Income for the respective quarter adjusted for amortization of acquired intangible assets, amortization of transaction costs and foreign currency effects impacting financial results and other adjustment items and restructuring expenses (all adjustments on a net of tax basis assuming group tax rate) and weighted number of shares outstanding in the respective quarter.

Overall volumes decreased by 10.5%, or 27.7 kmt, to 235.1 kmt year over year, principally reflecting the impact on the Rubber and Specialties segments of a sharp reduction in sales volume beginning in mid-March as tire manufacturing plants began idling or closing outright in anticipation of the negative implications of the COVID-19 pandemic on miles driven and light vehicle sales. Lower volumes also reflected the impact of a deliberate Rubber commercial strategy as part of 2019 contract negotiations to emphasize raising price closer to reinvestment levels over volume.

Net sales decreased by $48.7 million, or 12.7%, year over year, to $336.0 million driven by lower volumes, passing on lower feedstock costs to customers and negative foreign exchange rate translation effects, partially offset by favorable product mix and positive base price increases.

Income from operations increased by $2.8 million, or 8.2%, to $37.5 million, year over year. Lower gross profit was more than offset by lower selling, general and administration expenses year over year. The decrease in selling, general and administrative expenses was primarily due to lower personnel related expenses related to bonuses including long term incentive expenses, lower distribution expenses as a result of lower volumes and favorable impacts from foreign currency translation impacts.

Net Income decreased by 4.9%, or $1 million to $18.0 million, year over year, primarily due to a combination of higher financial expenses related to foreign exchange rate losses offsetting the increase of income from operations.

Contribution Margin decreased by $4.4 million, or 3.3%, to $131.9 million, year over year, mainly driven by lower volumes and negative foreign exchange rate translation effects partially offset by favorable base price increases in the Rubber segment in particular and a favorable product mix in the Specialty segment in particular.

Adjusted EBITDA decreased by $0.7 million, or 1.1% to $63.8 million, year over year, reflecting lower contribution margins and higher fixed costs of sales offset by lower selling and administrative expenses and positive foreign exchange translation effects on fixed costs.
Quarterly Business Segment Results

SPECIALTY CARBON BLACK
	Q1 2020	Q1 2019	Y/Y Change in %
	(in USD million, unless stated otherwise)
Volume (kmt)	58.3	64.0	(8.8)%
Net sales	119.8	131.6	(9.0)%
Gross Profit	39.7	41.4	(4.0)%
Gross Profit/metric ton	680.9	647.1	5.2%
Adjusted EBITDA	28.1	29.4	(4.5)%
Adjusted EBITDA/metric ton	481.2	459.6	4.7%
Adjusted EBITDA Margin (%)	23.4	22.3	110bps

Volumes for the Specialty Carbon Black business decreased by 8.8% to 58.3 kmt, year over year, mainly due to weakening demand in the North America and Western Europe regions predominantly in the automotive and pipe markets.

Net sales decreased by $11.8 million, or 9.0% to $119.8 million year over year, mainly due to lower volumes and the pass through of lower feedstock costs to customers, partially offset by favorable product mix and base price increases.

Gross Profit decreased by $1.7 million, or 4.0% to $39.7 million, year over year, primarily due to lower volumes and negative foreign exchange rate translation effects partially offset by higher base price and favorable mix.
Specialty Adjusted EBITDA decreased by $1.3 million, or 4.5%, to $28.1 million, year over year, primarily driven by the factors driving lower Gross Profit. Adjusted EBITDA margin increased 110 basis points to 23.4% compared to 22.3% in the first quarter of 2019.

RUBBER CARBON BLACK
	Q1 2020	Q1 2019	Y/Y Change in %
	(in USD million, unless stated otherwise)
Volume (kmt)	176.8	198.8	(11.1)%
Net sales	216.2	253.1	(14.6)%
Gross Profit	50.5	56.6	(10.8)%
Gross Profit/metric ton	285.5	284.5	0.3%
Adjusted EBITDA	35.8	35.2	1.7%
Adjusted EBITDA/metric ton	202.3	176.9	14.4%
Adjusted EBITDA Margin (%)	16.5	13.9	260bps

Rubber Carbon Black volumes decreased by 22.0 kmt or 11.1%, year over year, primarily attributable to a sharp decline in sales volumes beginning in mid-March as tire and auto manufacturing plants closed due to COVID-19. Lower volumes also reflected the impact of a deliberate Rubber commercial strategy as part of 2019 contract negotiations to emphasize raising price closer to reinvestment levels over volume.

Net sales decreased by $36.9 million, or 14.6% to $216.2 million, year over year, primarily due to lower volumes and passing through lower feedstock costs to customers partially offset by base price increases.

Gross profit decreased by $6.1 million, or 10.8% to $50.5 million, year over year, as a result of lower volumes and negative foreign exchange translation offset in part by base price increases and favorable absorption due to inventory build.

Rubber Adjusted EBITDA increased by $0.6 million, or 1.7% to $35.8 million, year over year, reflecting higher base prices and favorable absorption partially offset by lower volumes. Adjusted EBITDA margin was 16.5% in the first quarter of 2020 compared to 13.9% in the first quarter of 2019.
Balance Sheet and Cash Flows
As of March 31, 2020, the Company had cash and cash equivalents of $107.5 million, an increase of $43.8 million from December 31, 2019, reflecting draws on select credit facilities, in part in connection with bolstering its cash position ahead of the impending economic downturn. Net debt increased from $609.1 million as of December 31, 2019 to $662.8 million as of March 31, 2020, mainly due to higher working capital and net leverage at the end of the first quarter was 2.49 times, compared to 2.28 times at the end of 2019.
The following table shows our current net debt position as of March 31, 2020 compared to December 31, 2019

	March 31, 2020	December 31, 2019
	(In millions)
Term loans	$624.2	$635.0
Capitalized transaction costs (long-term)	(4.3)	(4.7)
Long-term financial debt, net	$619.9	$630.3
Term loans (current)	$8.0	$8.1
Capitalized transaction costs (current)	(1.4)	(1.4)
Short term local bank loans	138.3	29.8
Short-term financial debt, net	$144.9	$36.4
Cash and cash equivalents	$107.5	$63.7
add-back capitalized transaction costs (long-term and current)	$(5.7)	$(6.1)
Net Debt 1)	$662.8	$609.1
1) Long-term financial debt, net plus short-term financial debt, net less cash and cash equivalents and add back of capitalized transaction costs. Capitalized transaction costs as well as non-current debt from financial derivatives and other non-current liabilities are disregarded in computing net indebtedness under our lending agreements.

Cash inflows from operating activities in the first quarter of 2020 amounted to $4.9 million, down $21 million year over year, due to an increase of net working capital of $38.4 million primarily driven by higher accounts receivables and inventory levels. Net working capital totaled $257.7 million as of March 31, 2020, compared to $221.1 million as of December 31, 2019.
Cash outflows from investing activities in the first quarter of 2020 amounted to $50.9 million, up approximately $27 million year over year, primarily driven by higher spending in connection with investments to comply with the settlement agreement with the U.S. EPA, which are subject to an indemnity claim against Evonik.

Cash inflows from financing activities in the first quarter of 2020 of $109.8 million reflect draws on various credit lines to bolster the liquidity of the Company in light of the current economic uncertainty. Cash outflows reflected scheduled debt repayments of $2.0 million and $12.0 million in dividend payments.
COVID-19 Summary
We are considered a critical industry by many governments and were able to sustain production at all our sites in the first quarter. We are currently operating numerous reactors in ‘agile campaign mode’ where we run for typically several weeks, restock inventories, and then shut down the reactors while continuing to ship. This mode minimizes costs while keeping us ready to support our customers as they gradually increase their production.

Our action plan encompasses an ongoing effort focused on protecting our employees and our production capability, supporting our customers, ensuring supply chain stability and enhancing our financial standing.

•Employees
◦Accelerated implementation of business continuity plan
◦Secured and distributed personal protective equipment early
◦Consulted with expert physicians
◦Work from home policy where possible
◦Highly effective physical distancing practices in plant locations
◦Temperature screening

•Production
◦Sustained ability to operate through pandemic
◦All plants open and shipping
◦Using down time productively
◦More than 75 percent of tire plants served by OEC were fully or partially idled in April; only a few specialty customers idled
◦OEC plants at about mid-40s percent utilization in April
◦Tire manufacturing plant restarts expected to occur slowly

•Financial Standing
◦Suspended dividend
◦Drew under revolver to bolster cash position
◦Continual stress testing of liquidity and financial covenants
◦Managing toward lower safety stock levels
◦More frequent evaluation of Watch List customers and suppliers; holding the line on A/R terms
◦Targeted cost actions with $10-15 million annualized impact

•Customers
◦Sustained reliable supply
◦Gained spot business based on reliability
◦Seamless transfer to remote customer service operations
◦Ongoing communications
◦Ability to deliver; managing transportation issues
◦Monitoring activity

•Supply Chain
◦Secured access to raw materials
◦Tight monitoring of consumables supply situation
◦Adapting sourcing strategies as needed
◦Implementing alternative shipping options as required
◦Monitoring governmental regulations

•Community / ESG
◦Personal protective equipment and cleaning equipment donations to health providers
◦Working with employees and unions to minimize layoffs
◦Enhanced benefits at impacted plants
◦Continued focus and momentum on ESG

Outlook

Mr. Painter continued, “Looking ahead, while it is impossible to know the ultimate dimensions of the economic impact of COVID-19, it’s important to remember that our markets are ultimately strong, perhaps even stronger now. We believe driving, in the controlled environment of a car, is going to be a very popular mode of transportation. New car sales may be slow at first, but replacement tires drive 60% of our rubber carbon black demand."

"We enter this downturn with a high performing global team that is committed to our future success. We have developed one of the strongest, most technologically diverse Carbon Black franchises in the world, a sound balance sheet, attractive debt maturity profile and substantial liquidity to withstand this economic downturn. We are confident in our ability and wherewithal to deliver through this downturn on behalf of our customers, our employees, the communities where we operate and the shareholders whom we serve,” concluded Mr. Painter.
Conference Call
As previously announced, Orion will hold a conference call tomorrow, Friday, May 8th 2020, at 8:30 a.m. (EDT). The dial-in details for the live conference call are as follow:

U.S. Toll Free:	1-877-407-4018
International:	1-201-689-8471
A replay of the conference call may be accessed by phone at the following numbers through May 14th, 2020:

U.S. Toll Free:	1-844-512-2921
International:	1-412-317-6671
Conference ID:	13701752
Additionally, an archived webcast of the conference call will be available on the Investor Relations section of the Company’s website at: www.orioncarbons.com.
To learn more about Orion, visit the Company’s website at www.orioncarbons.com, where we regularly post information including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, SEC filings and other information regarding our company, its businesses and the markets it serves.
About Orion Engineered Carbons
Orion is a worldwide supplier of Carbon Black. We produce a broad range of Carbon Blacks that include high-performance Specialty Gas Blacks, Acetylene Blacks, Furnace Blacks, Lamp Blacks, Thermal Blacks and other Carbon Blacks that tint, colorize and enhance the performance of polymers, plastics, paints and coatings, inks and toners, textile fibers, adhesives and sealants, tires, and mechanical rubber goods such as automotive belts and hoses. Orion runs 14 global production sites. The group has approximately 1,450 employees worldwide. For more information, please visit our website www.orioncarbons.com.
Forward Looking Statements
This document contains and refers to certain forward-looking statements with respect to our financial condition, results of operations and business, including those in the “COVID-19 Summary”, “Outlook” and “Quarterly Business Segment Results” sections above. These statements constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are statements of future expectations that are based on management’s current expectations and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in these statements. Forward-looking statements include, among others, statements concerning the potential exposure to market risks, statements expressing management’s expectations, beliefs, estimates, forecasts, projections and assumptions and statements that are not limited to statements of historical or present facts or conditions. You should not place undue reliance on forward looking statements. Forward-looking statements are typically identified by words such as “anticipate,” "assume," “assure,” “believe,” “confident,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “objectives,” “outlook,” “probably,” “project,” “will,” “seek,” “target” “to be,” and other words of similar meaning.

These forward-looking statements include, without limitation, statements about the following matters: • our strategies for (i) mitigating the impacts of the global outbreak of the coronavirus, (ii) strengthening our position in specialty carbon blacks and rubber carbon blacks, (iii) increasing our rubber carbon black margins and (iv) strengthening the competitiveness of our operations; • the ability to pay dividends at historical dividend levels or at all; • cash flow projections; • the installation of pollution control technology in our U.S. manufacturing facilities pursuant to the EPA consent decree; • the outcome of any in-progress, pending or possible litigation or regulatory proceedings; and • our expectation that the markets we serve will continue to grow.

All these forward-looking statements are based on estimates and assumptions that, although believed to be reasonable, are inherently uncertain. Therefore, undue reliance should not be placed upon any forward-looking statements. There are important factors that could cause actual results to differ materially from those contemplated by such forward-looking statements. These factors include, among others: • the effects of the COVID-19 pandemic on our business and results of operations; • negative or uncertain worldwide economic conditions;• volatility and cyclicality in the industries in which we operate; • operational risks inherent in chemicals manufacturing, including disruptions as a result of severe weather conditions and natural disasters; • our dependence on major customers and suppliers; • our ability to compete in the industries and markets in which we operate; • our ability to address changes in the nature of future transportation and mobility concepts which may impact our customers and our business; • our ability to develop new products and technologies successfully and the availability of substitutes for our products; • our ability to implement our business strategies; • volatility in the costs and availability of raw materials (including but not limited to any and all effects from restrictions imposed by the MARPOL convention and respective International Maritime Organization (IMO) regulations in particular to reduce sulfur oxides (SOx) emissions from ships) and energy; • our ability to respond to changes in feedstock prices and quality; • our ability to realize benefits from investments, joint ventures, acquisitions or alliances; • our ability to realize benefits from planned plant capacity expansions and site development projects and the potential delays to such expansions and projects; • information technology systems failures, network disruptions and breaches of data security; • our relationships with our workforce, including negotiations with labor unions, strikes and work stoppages; • our ability to recruit or retain key management and personnel; • our exposure to political or country risks inherent in doing business in some countries; • geopolitical events in the European Union, and in particular the ultimate future relations between the European Union and the United Kingdom resulting from the “Brexit” which may impact the Euro; • environmental, health and safety regulations, including nanomaterial and greenhouse gas emissions regulations, and the related costs of maintaining compliance and addressing liabilities; • possible future investigations and enforcement actions by governmental or supranational agencies; • our operations as a company in the chemical sector, including the related risks of leaks, fires and toxic releases; • market and regulatory changes that may affect our ability to sell or otherwise benefit from co-generated energy; • litigation or legal proceedings, including product liability and environmental claims; • our ability to protect our intellectual property rights and know-how; • our ability to generate the funds required to service our debt and finance our operations; • fluctuations in foreign currency exchange and interest rates; • the availability and efficiency of hedging; • changes in international and local economic conditions, including with regard to the Euro, dislocations in credit and capital markets and inflation or deflation; • potential impairments or write-offs of certain assets; • required increases in our pension fund contributions; • the adequacy of our insurance coverage; • changes in our jurisdictional earnings mix or in the tax laws or accepted interpretations of tax laws in those jurisdictions; • our indemnities to and from Evonik; • challenges to our decisions and assumptions in assessing and complying with our tax obligations; and • potential difficulty in obtaining or enforcing judgments or bringing actions against us in the United States.

You should not place undue reliance on forward-looking statements. We present certain financial measures that are not prepared in accordance with U.S. GAAP or the accounting standards of any other jurisdiction and may not be comparable to other similarly titled measures of other companies. These non-U.S. GAAP measures are Contribution Margin, Contribution Margin per Metric Ton, Adjusted

EBITDA, Adjusted EPS, Net Working Capital and Capital Expenditures. Adjusted EBITDA, Adjusted EPS, Contribution Margins and Net Working Capital are not measures of performance under U.S. GAAP and should not be considered in isolation or construed as substitutes for net sales, consolidated profit (loss) for the period, operating result (EBIT), gross profit or other U.S. GAAP measures as an indicator of our operations in accordance with U.S. GAAP. For a reconciliation of these non-U.S. GAAP financial measures to the most directly comparable U.S. GAAP measures, see Appendix.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include those factors detailed under the captions “Note Regarding Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and in Note R. to our audited consolidated financial statements regarding contingent liabilities, including litigation. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement - including those in the “2020 Outlook” and “Quarterly Business Segment Results” sections above - as a result of new information, future events or other information, other than as required by applicable law.

Reconciliation of Non-GAAP Financial Measures
In this release we refer to Adjusted EBITDA, Contribution Margin and Adjusted EPS, which are financial measures that have not been prepared in accordance with U.S. GAAP or the accounting standards of any other jurisdiction and may not be comparable to other similarly titled measures of other companies. We refer to these measures as “non-GAAP” financial measures. Adjusted EBITDA is defined as operating result (EBIT) before depreciation and amortization, adjusted for acquisition related expenses, restructuring expenses, consulting fees related to group strategy, share of profit or loss of joint venture and certain other items. Adjusted EBITDA is used by our management to evaluate our operating performance and make decisions regarding allocation of capital because it excludes the effects of certain items that have less bearing on the performance of our underlying core business. Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under U.S. GAAP. Some of these limitations are: (a) although Adjusted EBITDA excludes the impact of depreciation and amortization, the assets being depreciated and amortized may have to be replaced in the future and thus the cost of replacing assets or acquiring new assets, which will affect our operating results over time, is not reflected; (b) Adjusted EBITDA does not reflect interest or certain other costs that we will continue to incur over time and will adversely affect our profit or loss, which is the ultimate measure of our financial performance and (c) other companies, including companies in our industry, may calculate Adjusted EBITDA or similarly titled measures differently. Because of these and other limitations, you should consider Adjusted EBITDA alongside our other U.S. GAAP-based financial performance measures, such as consolidated profit or loss for the period.
Contribution Margin is calculated by subtracting variable costs (such as raw materials, packaging, utilities and distribution costs) from our net sales. We believe that Contribution Margin and Contribution Margin per Metric Ton are useful because we see these measures as indicating the portion of net sales that is not consumed by such variable costs and therefore contributes to the coverage of all other costs and profits.
Adjusted EPS is defined as profit or loss for the period adjusted for acquisition related expenses, restructuring expenses, consulting fees related to group strategy, certain other items (such as amortization expenses related to intangible assets acquired from our predecessor and foreign currency revaluation impacts) and assumed taxes, divided by the weighted number of shares outstanding. Adjusted EPS provides guidance with respect to our underlying business performance without regard to the effects of (a) foreign currency fluctuations, (b) the amortization of intangible assets which other companies may record as goodwill having an indefinite lifetime and thus no amortization and (c) our start-up and initial public offering costs. Other companies may use a similarly titled financial measure that is calculated differently from the way we calculate Adjusted EPS.
We define Net Working Capital as the total of inventories and current trade receivables, less trade payables. Net Working Capital is as well a non-GAAP financial measure, and other companies may use a similarly titled financial measure that is calculated differently from the way we calculate Net Working Capital.
We have not provided a reconciliation of forward-looking Adjusted EBITDA to the most comparable GAAP measure of net income. Providing net income guidance is potentially misleading and not practical given the difficulty of projecting event-driven transactions and other non-core operating items that are included in net income. Reconciliations of this non-GAAP measure with the most comparable GAAP measure for historic periods are indicative of the reconciliation that will be presented upon completion of the periods covered by the non-GAAP guidance.

The following tables present a reconciliation of each of Adjusted EBITDA and Adjusted EPS to the most directly comparable GAAP measure:

Reconciliation of profit or (loss)	First Quarter
	2020	2019
	(In thousands)
Net income	$18,032	$18,954
Add back income tax expense	7,635	9,439
Add back equity in earnings of affiliated companies, net of tax	(133)	(137)
Income from operations before income taxes and equity in earnings of affiliated companies	25,534	28,256
Add back interest and other financial expense, net	9,610	6,443
Reclassification of actuarial losses from AOCI	2,398	—
Earnings before income taxes and finance income/costs	37,543	34,699
Add back depreciation, amortization and impairment of intangible assets and property, plant and equipment	23,845	24,095
EBITDA	61,388	58,794
Equity in earnings of affiliated companies, net of tax	133	137
Restructuring expenses/(income) (1)	—	89
Consulting fees related to Company strategy (2)	—	916
Long term incentive plan	(1,139)	3,553
EPA-related expenses	2,589	718
Other adjustments (3)	873	360
Adjusted EBITDA	$63,844	$64,567
(1) Restructuring expenses for the periods ended December 31, 2019 are related to our strategic realignment of our worldwide Rubber footprint.
(2) Consulting fees related to the Orion strategy include external consulting for establishing and executing Company strategies relating to Rubber footprint realignment, conversion to U.S. dollar and U.S. GAAP, as well as costs relating to our assessment of feasibility for inclusion in certain U.S. indices.
(3) Other adjustments in the three months ended March 31, 2020 mainly relate to a non-income tax expense incurred during the construction phase of an asset in an amount of $0.3 million. The asset under construction is expected to qualify for certain non-income tax credits once operational, since such credits were applied to the predecessor machine. This tax disadvantage cannot be capitalized as part of the project’s capital expenditure.
The following table reconciles Contribution Margin and Contribution Margin per Metric Ton to gross profit:

	First Quarter
	2020	2019
	unaudited (in millions, unless otherwise indicated)
Net Sales(1)	$336.0	$384.7
Variable costs(2)	(204.1)	(248.4)
Contribution margin	131.9	136.3
Freight	19.2	21.2
Fixed Costs(3)	(60.8)	(59.5)
Gross profit (1)	$90.2	$98.0
Volume (in kmt)	235.1	262.8
Contribution margin per metric ton	$560.8	$518.7
Gross profit per metric ton	$383.6	$372.8
(1) Separate line item in Condensed Consolidated Financial Statements.

(2) Includes costs such as raw materials, packaging, utilities and distribution.
(3) Includes costs such as depreciation, amortization and impairment of intangible assets and property, plant and equipment, personnel and other production related costs.

Adjusted EPS	First Quarter
	2020	2019
	(In thousands, except per share amounts)
Net Income	$18,032	$18,954
add back of certain adjustment items	3,462	1,994
add back restructuring income/expenses, net	—	89
Reclassification of actuarial losses from AOCI	2,398	—
add back LTIP	(1,139)	3,553
add back amortization	1,845	2,448
add back foreign exchange rate impacts	5,209	(1,439)
Amortization of transaction costs	501	341
Tax effect on add back items at estimated tax rate	(3,683)	(2,096)
Adjusted Net Income	$26,626	$23,844

Total add back items in	$8,594	$4,890
Impact add back items per share	$0.14	$0.08
Earnings per Share	$0.30	$0.32
Adjusted EPS	$0.44	$0.40

Consolidated statements of operations of Orion Engineered Carbons S.A.
for the three months ended March 31, 2020 and 2019

	Three Months Ended March 31,
	2020	2019
	(In thousands, except per share amounts)
Net sales	$336,007	$384,714
Cost of sales	245,815	286,745
Gross profit	90,193	97,969
Selling, general and administrative expenses	44,519	55,577
Research and development costs	4,956	5,129
Other expenses, net	3,175	2,475
Restructuring expenses	—	89
Income from operations	37,543	34,699
Interest and other financial expense, net	9,610	6,443
Reclassification of actuarial losses from AOCI	2,398	—
Income from operations before income tax expense and equity in earnings of affiliated companies	25,534	28,256
Income tax expense	7,635	9,439
Equity in earnings of affiliated companies, net of tax	133	137
Net income	$18,032	$18,954

Weighted-average shares outstanding (in thousands of shares):
Basic	60,276	59,518
Diluted	61,391	61,113
Earnings per share:
Basic	$0.30	$0.32
Diluted	$0.29	$0.31

Dividends per share	$0.20	$0.20

Consolidated statements of financial position of Orion Engineered Carbons S.A.
as at March 31, 2020 and December 31, 2019

March 31, 2020	December 31, 2019
(In thousands, except share amounts)
Current assets
Cash and cash equivalents	$107,540	$63,726
Accounts receivable, net of expected credit losses
of	$7,454	and	$6,632	234,532	212,565
Other current financial assets	19,245	11,347
Inventories	168,481	164,799
Income tax receivables	7,819	17,924
Prepaid expenses and other current assets	32,072	37,358
Total current assets	569,688	507,718
Property, plant and equipment, net	535,237	534,054
Operating lease right-of-use assets	29,718	27,532
Goodwill	75,427	77,341
Intangible assets, net	48,124	50,596
Investment in equity method affiliates	5,235	5,232
Deferred income tax assets	56,291	48,720
Other financial assets	692	2,501
Other assets	3,434	3,701
Total non-current assets	754,157	749,676
Total assets	$1,323,845	$1,257,394

Current liabilities
Accounts payable	$145,342	$156,298
Current portion of long term debt and other financial liabilities	144,854	36,410
Current portion of employee benefit plan obligation	886	908
Accrued liabilities	31,939	44,931
Income taxes payable	14,927	14,154
Other current liabilities	35,712	32,509
Total current liabilities	373,659	285,211
Long-term debt, net	619,879	630,261
Employee benefit plan obligation	69,472	71,901
Deferred income tax liabilities	54,056	43,308
Other liabilities	39,963	40,701
Total non-current liabilities	783,371	786,171

Commitments and contingencies

Stockholders' equity
Common stock
Authorized: 65,035,579 and 65,035,579 shares with no par value
Issued – 60,992,259 and 60,729,289 shares with no par value
Outstanding – 60,487,117 and 60,224,147 shares	85,323	85,032
Less 505,142 and 505,142 shares of common treasury stock, at cost	(8,515)	(8,515)
Additional paid-in capital	62,930	65,562
Retained earnings	84,283	78,296
Accumulated other comprehensive loss	(57,206)	(34,362)
Total stockholders' equity	166,815	186,013
Total liabilities and stockholders' equity	$1,323,845	$1,257,394

Consolidated Statements of Cash Flows of Orion Engineered Carbons S.A.

	Three Months Ended March 31,
	2020	2019
	(In thousands)
Cash flows from operating activities:
Net income	$18,032	$18,954
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment and amortization of intangible assets	23,845	24,095
Amortization of debt issuance costs	501	535
Share-based incentive compensation	(1,139)	3,553
Deferred tax (benefit)/provision	(1,865)	(2,913)
Foreign currency transactions	1,219	935
Reclassification of actuarial losses from AOCI	2,398	—
Other operating non-cash items	360	1,028
Changes in operating assets and liabilities, net of effects of businesses acquired:
(Increase)/decrease in trade receivables	(31,097)	(12,623)
(Increase)/decrease in inventories	(11,681)	7,946
Increase/(decrease) in trade payables	4,391	3,868
Increase/(decrease) in provisions	(11,365)	(20,821)
Increase/(decrease) in tax liabilities	12,016	1,748
Increase/(decrease) in other assets and liabilities that cannot be allocated to investing or financing activities	(711)	(134)
Net cash provided by operating activities	$4,905	$26,171
Cash flows from investing activities:
Cash paid for the acquisition of intangible assets and property, plant and equipment	$(50,851)	$(22,487)
Net cash used in investing activities	$(50,851)	$(22,487)
Cash flows from financing activities:
Repayments of long-term debt	$(2,006)	$(2,018)
Cash inflows related to current financial liabilities	109,813	37,082
Cash outflows related to current financial liabilities	—	(22,823)
Dividends paid to shareholders	(12,045)	(11,904)
Taxes paid for shares issued under net settlement feature	(1,202)	—
Net cash used in financing activities	$94,560	$337
Increase (decrease) in cash, cash equivalents and restricted cash	$48,614	$4,021
Cash, cash equivalents and restricted cash at the beginning of the period	68,231	61,604
Effect of exchange rate changes on cash	(6,630)	(200)
Cash, cash equivalents and restricted cash at the end of the period	$110,215	$65,425
Less restricted cash at the end of the period	2,675	4,504
Cash and cash equivalents at the end of the period	$107,540	$60,921

Cash paid for interest, net	$(4,345)	$(6,024)
Cash (paid)/refund for income taxes	$2,259	$(8,764)
Supplemental disclosure of non-cash activity:
Liabilities for leasing - current	$2,982	$5,144
Liabilities for leasing - non-current	$1,242	$25,587